Exhibit 3.55

ARTICLES OF INCORPORATION

OF

METRO CARE CORP.

The undersigned, a majority of whom are citizens of the United States, desiring to form a corporation for profit, under the General Corporation Act of Ohio, do hereby certify:

FIRST: The name of said corporation shall be METRO CARE CORP.

SECOND: The place in the State of Ohio where its principal office is to be located is the County of Cuyahoga, City of Cleveland and State of Ohio.

THIRD: The purpose or purposes for which it is formed are:

A.	To carry on the business of an ambulance, transportation and emergency medical service and all related services, and to acquire, own, lease, maintain and operate real and personal property of all types and to do all things necessary or incident thereto;

B.	To engage in any lawful act or activity for which a corporation may be formed under Section 1701.01 to 1701.98, inclusive, of the Ohio Revised Code.

FOURTH: The maximum number of shares which the corporation is authorized to have outstanding is Seven Hundred Fifty (750) shares, all of which shall be common shares without par value. Shares without par value may be issued pursuant to subscriptions taken by the incorporators for such amount of consideration as may be specified by the incorporators, and, after organization, shares without par value now or hereafter authorized may be issued or agreed to be issued from time to time for such amount or amounts of consideration as may be fixed from time to time by the Board of Directors. The Board of Directors, in its discretion, may fix different amounts and/or kinds of consideration for the issuance of shares without par value, whether issued at the same or different times, and may determine that only a part or proportion of the amount or amounts of consideration which shall be received by the corporation shall be stated capital. Any and all shares without par value so issued, the consideration for which, as fixed by the incorporators or by the Board of Directors, has been paid or delivered, shall be fully paid and non-assessable.

FIFTH: No holder of shares of the corporation shall have any pre-emptive right to subscribe for or to purchase any shares of the corporation of any class whether such shares or such class be now or hereafter authorized.

SIXTH: Notwithstanding any provision of the General Corporation Law of Ohio, now or hereafter in force, requiring for any purpose the vote or consent of the holders of shares entitling them to exercise two-thirds of the voting power of the corporation or of any class or classes of shares thereof, such action may be taken by the vote or consent of the holders of shares entitling them to exercise a majority of the voting power of the corporation or of such class of shares thereof.

SEVENTH: A director or officer of the corporation, shall not be disqualified by his office from dealing or contracting with the corporation as a vendor, purchaser, employee, agent or otherwise; nor shall any transaction, contract or act of the corporation be void or voidable or any way affected or invalidated by reason of the fact that any director or officer or any firm of which such director or officer is a shareholder, director or officer, is in any way interested in such transaction, contract or act, provided the fact that such director, officer, firm or corporation is so interested shall be disclosed or shall be known to the Board of Directors or such members thereof as shall be present at any meeting of the Board of Directors at which action upon any such contract, transaction or act shall be taken; nor shall any such director or office be accountable or responsible to the corporation for or in respect of any such transaction, contract or act of the corporation, or for gains or profits realized by him by reason of the fact that he or any firm of which he is a member, or any corporation of which he is a shareholder, officer or director, is interested in such transaction, contract or act, and any such director or officer, if such officer is a director, may be counted in determining the existence of a quorum at any meeting of the Board of directors of the corporation which shall authorize or take action as if he or any firm of which he is a member, or any corporation of which he is a shareholder, officer or director, were not interested in such transaction, contract or act.

EIGHTH: The amount of capital with which the corporation will begin business will not be less than Five Hundred Dollars ($500.00).

IN WITNESS WHEREOF, we have hereunto subscribed our hands this 2nd day of January, 1990.

M. Susanne Olson, Incorporator